CLIENT:	WILSHIRE BANCORP, INC.
CONTACT:	Brian E. Cho, EVP & CFO
	213.387.3200	NEWS RELEASE
www.wilshirebank.com

 WILSHIRE BANCORP AUTHORIZES STOCK REPURCHASE PROGRAM

LOS ANGELES, CA - July 26, 2007 - Wilshire Bancorp, Inc (NASDAQ: WIBC), today announced that its Board of Directors has authorized the repurchase of up to an aggregate of $10.0 million worth of shares of its common stock until July 31, 2008.

The shares will be repurchased from time to time in open market transactions or privately negotiated transactions at Wilshire’s discretion, subject to market conditions and other factors, including imposed black-out periods during which the Company and its insiders are prohibited from trading in its common stock. While black-out periods typically occur near the end of a fiscal quarter in anticipation of the public release of quarterly earnings, Wilshire Bancorp may impose a black-out period at any time without advance public notice.

“Share repurchases represent an efficient way to manage capital, and we believe our shares offer an excellent value,” stated Brian E. Cho, Chief Financial Officer. “We believe repurchasing our stock affirms our optimism for the future and builds long term value for our shareholders.”

Headquartered in Los Angeles, California, the Company has over $2.04 billion in consolidated assets and offers a broad range of financial services through its subsidiary, Wilshire State Bank, a California state-chartered and FDIC-insured bank with nineteen branch offices and seven loan production offices. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area.

Stock Trading Information
The common stock of Corporation is traded on the Nasdaq Global Select Market under the symbol “WIBC.” For information, contact Brian E. Cho at 213-427-6580.

Shareholder Services
Shareholders desiring to change the name, address, or ownership of their stock certificates, report lost or stolen certificates, or consolidate accounts should contact Ms. Bridget Barela, U.S. Stock Transfer Corporation, at 818-502-1404, or Investor Relations.

Investor Relations
Analysts, investors and others seeking financial information should contact:
Brian E. Cho
Executive Vice President and CFO
3200 Wilshire Boulevard, 14th Floor
Los Angeles, California 90010
213-427-6580

Forward Looking Statements
This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent Wilshire Bancorp, Inc.’s (the “Company”) expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could influence the matters discussed in certain forward-looking statements include the timing and amount of revenues that may be recognized by the Company, continuation of current revenue and expense trends (including trends affecting charge-offs), absence of unforeseen changes in the Company’s markets, legal and regulatory changes, and general changes in the economy (particularly in the markets served by the Company). Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by the Company or on its behalf. The Company disclaims any obligation to update such forward-looking statements. In addition, statements regarding historical stock price performance are not indicative of or guarantees of future price performance.

www.wilshirebank.com

NOTE: Transmitted on Prime Newswire at 3:45 a.m. on July 26, 2007.